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EXHIBIT 10.25

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK
X
In the Matter of
WILLIS GROUP HOLDINGS LTD, WILLIS NORTH AMERICA INC. and WILLIS OF NEW YORK, INC.
X

  ASSURANCE OF DISCONTINUANCE
  PURSUANT TO EXECUTIVE LAW § 63(15)

        Pursuant to the provisions of Executive Law § 63 (12), the Donnelly Act (Gen. Bus. Law § 340 et seq.), and the Martin Act (Gen. Bus. Law § 352-c), Eliot Spitzer, Attorney General of the State of New York caused an investigation to be made of Willis Group Holdings LTD, Willis North America Inc., and Willis of New York, Inc. (collectively "Willis") related to its practices in the purchasing, renewal, placement or servicing of insurance for its clients (the "Attorney General's Investigation"); and the Superintendent of Insurance of the State of New York (the "Superintendent"), pursuant to Insurance Law § 305, conducted an investigation of Willis related to its practices in the purchasing, renewal, placement or servicing of insurance for its clients (the "Superintendent's Investigation"); and based upon the Attorney General's Investigation and the Superintendent's Investigation the following findings have been made:

          1.     Willis is the world's third largest insurance broker and is also a leading provider of risk management, human capital and management consulting. Businesses and individuals who need insurance as well as insurance companies that need reinsurance retain Willis to help them design an insurance plan and negotiate with insurance companies to get the best mix of coverage, service, financial security and price.

          2.     Willis tells its clients through its Clients' Bill of Rights that "Willis represents the client's best interests through our client advocacy model. Willis' global resources and services are committed to understanding the client's company, its industry and its individual needs. Willis' customized recommendations and solutions will be driven by what is in the client's best interests. This is the centerpiece of the value Willis provides its clients." (Willis website; http://www.willis.com/ Last visited March 27, 2005)

          3.     In fact, prior to modifications to its business model in response to the Attorney General's Investigation and the Superintendent's Investigation, Willis conducted its business putting its own interests first. Willis had entered into a number of contingent or override agreements to receive compensation from insurance carriers in exchange for increasing the volume or profitability of insurance policies it places with these carriers.

          4.     Willis steered its customers to preferred "Partner" carriers who had signed contingent fee agreements ["PSA's"] with Willis so that it could achieve maximum payouts. Willis also sent clients' business through its wholesaler, Stewart Smith, in order to obtain bigger commissions, even where it could have placed that business directly with insurers. Willis also used the leverage it had in the placement of retail insurance with insurers to obtain reinsurance brokerage business from those insurers for its Willis Re reinsurance brokerage unit.

          5.     In 2003, Willis began to centralize its receipt of contingent commissions from a local office basis to a national structure, headed out of New York. This unit was called Willis Global Markets North America.

          6.     In an April 4, 2004 e-mail to Rowan Douglas, Executive Director of Willis Global Markets in London, James Drinkwater, Managing Director of Willis Global Markets in North America and the Willis executive in charge of negotiating national PSA's, explained how an insurer would benefit from having a contingent fee agreement with Willis's national:

          Underwriters [insurers] need to realise that our PSA's [contingent fee agreements] are a reward for services that we provide to carriers such as carrier advocacy.... Carrier Advocacy includes transparency into our organisation and our book, access to our leadership and our clients, an unfair competitive advantage as well as other benefits that partnership brings. While the downside of not partnering with us is impossible to calculate I think that Hartford, Axis, Ace, St Paul would all advocate the value and the positive effect that it has on our business. (Emphasis supplied.) (Willis—23996)

          7.     Drinkwater, in a May 15, 2003 e-mail, outlined how he proposed to steer business in the second half of 2003 to Partner carriers that signed national PSA agreements, noting his intent was to "[m]ake the marketing departments more accountable for growing contingent revenue and reward[ing] them for this behavior. This can be done by driving business to these carriers." Another idea was "[n]egotiating Enterprise deals with carriers for reaching stretch goals—I am in the process of doing this with Hartford for the last six months of 2003." Willis -53585 - 86.

          8.     In a September 2003 internal Willis Report on U.S. Operations, Willis stated that "Marketing centers are reviewing contingent, bonus and override plans to maximize all agreements during the fourth quarter. Special attention is being given to St. Paul, Chubb, Liberty Mutual, Hartford and Crum & Foster due to special [PSA] agreements." Willis—43329

          9.     Carrying through with these reviews and plans, Drinkwater held a National Planning Meeting in Chicago in late October, 2003. At that meeting the regional marketing officers of Willis North America agreed on a revenue strategy to "generate $2.5 million in unanticipated income from North America in November and December 2003." Each of Willis's five marketing regions in the United States was given an income target so that the $2.5 million target would be reached. Responsibility for hitting these targets was assigned to the Regional Marketing Officers. One of the "Key Objectives" of the $2.5 million revenue strategy was to "Maximize premium volume flow to key carriers with most attractive contingent income agreements." Willis—16095. Drinkwater was explicit. In an October 17, 2003 e-mail to the Regional Marketing Officers ("RMOs"), titled "Contingent Income Push," Drinkwater said: "I need you to drive this initiative—I want to see you directing the flow of business to these companies ["Partner Markets" Crum & Forster, Chubb, St. Paul and Hartford, insurers with which Willis had contingent revenue agreements]. Drinkwater explained, "... moving business wherever possible to our Partner Markets... will have significant revenue implications to the Group." Willis 15695 - 97.

          10.   After the Chicago National Planning Meeting, the RMOs got the message out to their teams back home. For example, on November 1, 2003, the Willis Regional Marketing Officer for the West Coast, sent an "urgent" e-mail to his marketing team saying:

          I just came back from a national planning meeting in chicago with all of the RMO's in attendance. One of the major topics of discussion at our meeting was how each region in North America could achieve an additional $500,000 in revenue by 12/31/03.

        .    .    .    .

          The RMO's collectively devised at [sic] an action plan that we believe will help us achieve this goal.

          C. Where possible drive ALL of our new and renewal business to our strategic partners who are paying Willis added incentives for year end growth results. (Emphasis supplied, but ALL capitalized in original.) Willis—26264.

          11.   In a November 11, 2003 e-mail from the Chief Marketing Officer of Willis North America to the regional and national marketing team, he wrote, "Don't forget the advantages of placing as much business as possible with the carriers we have negotiated special deals with, as you look for ways to maximize revenues the last few months of this year and into 2004." Willis—54752.

          12.   In some instances Willis personnel were ordered to give business to a specific carrier unless there were "compelling reasons" not to. For example, in an August 26, 2003 e-mail, the Marketing Manager of Willis—Portland told the Northwest marketing team:

          Corporate marketing has signed a contingency agreement with Hartford Steam Boiler making them our preferred Strategic partner for this class of business. Therefore I am mandated to place all B&M with them unless there is a very compelling reason not to. If you will remember, the whole marketing dept. concept was originally predicated on the fact that we would limit our markets to some strategic markets where we would place 80% of our business. (Emphasis supplied.) Willis—29760

          13.   Moreover, Willis made it clear to insurers that signing contingent fee agreements with it would mean that Willis would steer business to those carriers. During negotiation of a 2004 agreement with ACE, James Drinkwater e-mailed Susan Rivera, president of ACE, on December 11, 2003 as follows: "One final comment, and possibly most importantly, the quicker I can get word to our offices that we have agreed to a partnership for 2004 the more opportunity that we may have to get off to a good start in 2004 and focus on writing January 1st business." Willis—44448 - 49

          14.   Indeed, when Willis decided in late 2003 that it would establish the job title of Carrier Advocate to manage the Partner Market relationships, Damian Chapman, who was to be appointed to one of those new positions, drafted an e-mail notification to be sent to the Willis North America regional offices. That draft spelled out explicitly that "[f]ocusing on our "Partner' markets will require premium flows to be restructured as non partner markets are de-emphasized." Willis—44136. James Drinkwater edited out this clear admission that carriers who did not pay contingents would have their business suffer, changing Chapman's language to, "[f]ocusing on our "Partner' markets will require the management of our premium flows and the overall relationship." Willis—44157 - 58. Notwithstanding Drinkwater's euphemism, the intent was clear: premiums would be shifted to "Partners', i.e. to carriers having contingent agreements with Willis, and away from carriers having none.

          15.   As explained in ¶¶ 9 - 12 above, the goal of reaching $2.5 million of unanticipated income in November and December 2003 was carried out in the regions. But the methods used by the regions did not stop at simply steering business to carriers with lucrative contingent fee agreements. The regions also directed as much business as possible through Willis-owned wholesaler Stewart Smith, sought additional upfront commissions from insurers, and pushed for any reinsurance needed by the insurers to be placed through Willis.

          16.   Members of Willis realized that they could gain additional commissions through placing clients through its wholly owned wholesaler Stewart Smith, thereby gaining a second commission when Willis could have directly placed the business for a single price. For example, in the Willis Florida office, the Director of Marketing, described two of these occurrences in a December 1, 2003 e-mail called "Maximizing Revenues": "Lincare (Umbrella, Professional, GL)—after negotiating acceptable premiums, we ran this through Stewart Smith [Willis's wholesaler] for additional income to group of more than $156,000. Fee Account." Willis—44079. In other words, regardless of the fact that Lincare paid Willis a fee for its placement services to Lincare, Willis sent this business through it's wholesaler Stewart Smith and earned an additional $156,000 on the Lincare placement. The same e-mail also described another similar placement, this time for "Central Concrete Supermix (Umbrella)—renewing with AIG, via Stewart Smith (versus direct), additional income to group of $100,000. Fee account." Willis—44079. Had Willis gone direct to AIG, Willis would have received only the fee that Central Concrete Supermix had agreed to pay Willis for the placement. Instead Willis received an additional $100,000. The e-mail also noted that Willis's Florida office had also been steering accounts to contingent markets "in order to maximize our contingencies...." Willis—44079 - 80

          17.   Similarly, in a November 3, 2003 e-mail the head of the Willis Northeast Marketing team instructed his team members that in order to help meet $2.5 million additional revenue year end target, they should (1) ask for 2% additional commission on all renewals, (2) run all fee accounts through Stewart Smith, the Willis wholesaler, wherever possible, (3) "feed our biggest contingency players, Hartford, St. Paul, Chubb and Liberty Mutual", and (4) "look to get Willis Re [reinsurance] involved in any accounts possible." Willis—35628 - 29

          18.   Willis's stated goal to get Willis Re involved in any retail account possible was actively pursued. From early in 2003 until well after the Attorney General's and the Superintendent's investigations had commenced, Tony Ainsworth was responsible for coordinating Willis's efforts to use the leverage it had with insurers through Willis's placement of retail insurance with those insurers to obtain facultative reinsurance brokerage business from those insurers. On a monthly basis, Ainsworth prepared spreadsheets to show Willis management his successes in this area. Willis—0107097 - 7110

          19.   A month after the Attorney General commenced litigation against one of Willis's competitors, Marsh & McLennnan, Willis began to move to curtail the e-mail and paper trail of these leveraging activities, while still apparently continuing them. In a frank November 15, 2004 e-mail to his colleagues, Ainsworth wrote:

          Based upon the developments of the last few weeks in our industry [the Marsh lawsuit filed by the Attorney General], I as well as the Management Team have decided to suspend all e mail and/or written correspondence between Willis Re Fac [Facultative] and Willis Retail/Wholesale effective immediately. This will mean that we will no longer track [retail] broker / share renewal lists / leverage business, etc.. It does not mean that we will not be working with Retail/Wholesale on accounts but more in a low key manner. Keep talking to our friends and find out where business is being sent......just do it verbally or in person! (Emphasis supplied.) Willis—107036 - 37

          20.   Willis was not shy about using the leverage Willis Retail had with insurers to get reinsurance business from those insurers. In one instance, ACE North America had retained Guy Carpenter, the reinsurance brokerage unit of Marsh & McLennan, to place reinsurance for a contract that Willis Retail had awarded to ACE for ABM, an airport maintenance service company. Drinkwater, upon discovering the employment of a competing reinsurance broker on a Willis retail account, called Susan Rivera, ACE's President, and insisted that the reinsurance business be placed through Willis Re. After the call, Rivera ordered ACE to move the reinsurance to Willis Re.

          21.   In one instance, Willis also used its relationship with insurance companies to solicit and receive false bids. In 2001, Willis was attempting to obtain bids for insurance for a parking and shuttle contract its client ABM had received from the Detroit Metro Airport. The airport required that ABM receive three bids from insurance companies. Willis, however, was unable to get three insurance companies to bid, only receiving a quote from the Fireman's Fund. Willis, therefore, asked two insurance companies, Zurich North America and CNA, to provide bids as a favor. Willis then told both Zurich and CNA what they should bid in order to ensure that they would not gain the business. In his e-mails to the companies, the Willis broker stated: we need the alternative quotes to come in higher that [Fireman's Fund's] first dollar indication. I have come up with a premium breakdown that follows, and need a quote letter from you so that ABM can meet the terms of the insurance requirement.

          Zurich and CNA complied with the requests, submitting the false bids as detailed by the Willis broker, without performing any underwriting work. These bids were then submitted by Willis to the Detroit Metro Airport on behalf of ABM.

          22.   Willis attempted to manage the timing of contingent fee payments. In late 2003 James Drinkwater sought out a number of insurance companies, promising increased business in exchange for as yet unearned payments before year end. One of the companies that accepted the offer was ACE North America, which agreed to advance Willis $500,000. To justify the receipt of these funds on Willis's books, Drinkwater personally convinced Susan Rivera, ACE's president, to send him fraudulent e-mails, drafted by Drinkwater himself, to make it appear that Willis was entitled to the funds in 2003. These inaccurate e-mails were then given to Willis's auditors to justify the recording of the payment.

          23.   Based on these facts, the Attorney General and the Superintendent find that Willis unlawfully deceived its clients by (a) steering clients' insurance business to favored insurance companies, (b) unnecessarily running business through its wholly owned wholesaler, Stewart Smith, and (c) leveraging its retail brokerage business in order to obtain reinsurance brokerage business.

          24.   Willis is cooperating with the Attorney General's and the Superintendent's Investigations.

          25.   In the wake of the issuance of the subpoenas and the Attorney General's Investigation and the Superintendent's Investigation, Willis has adopted and under this Assurance of Discontinuance (the "Assurance"), and a corresponding Stipulation with the Superintendent, will continue to implement a number of business reforms governing the conduct of Willis's employees.

          26.   The Attorney General and Willis wish to enter into this Assurance to resolve all issues related to Willis in the Attorney General's Investigation.

          27.   The Attorney General finds the relief and agreements contained in this Assurance appropriate and in the public interest. The Attorney General is willing to accept this Assurance of Discontinuance pursuant to Executive Law § 63(15), in lieu of commencing a statutory proceeding.

          28.   The Superintendent and Willis will simultaneously with the Assurance enter into a Stipulation to resolve all issues related to Willis in the Superintendent's Investigation. The Superintendent finds the relief and agreements contained in this Assurance and the corresponding Stipulation appropriate and in the public interest.

          29.   This Assurance is entered into solely for the purpose of resolving the Attorney General's Investigation, and is not intended to be used for any other purpose;

          30.   Without admitting or denying any of the above allegations, Willis is entering into this Assurance and the Stipulation.

          31.   Neither this Assurance, nor any acts performed nor documents executed in furtherance of this Assurance, may be used as an admission of the above allegations.

        WHEREAS Willis accepts responsibility for and deeply regrets the behavior described above, recognizing that certain of its employees failed to abide by Willis's standards of conduct in their dealings with its clients;

        NOW THEREFORE Willis and the Attorney General hereby enter into this Assurance and agree as follows:

  MONETARY RELIEF

          1.     Willis North America Inc. shall pay $50,000,000 into a fund (the "Fund") on or before July 1, 2005 to be paid to Willis's U.S. policyholder clients who retained Willis to place, renew, consult on or service insurance where such placement resulted in contingent commissions or overrides. All of the money paid into the Fund and any interest earned thereon shall be paid to such policyholder clients pursuant to this Assurance. No portion of the Fund shall be considered a fine or a penalty. This sum is in full satisfaction of Willis's obligations hereunder, and neither the Attorney General nor the Superintendent shall seek to impose on Willis any other financial obligation or liability related to the above allegations.

          2.     Willis shall (a) by July 31, 2005 calculate, in accordance with a formula approved by the Attorney General, the amount of money each of the U.S. policyholder clients who retained Willis to place, renew, consult on or service insurance with inception or renewal dates between January 1, 2001 through December 31, 2004 where such placement, renewal, consultation or servicing resulted in contingent commissions or overrides recorded by Willis between January 1, 2001 through December 31, 2004 (the "Relevant Period"), is eligible to receive; (b) within ten (10) days of completing these calculations, file a report with the Attorney General and the Superintendent, certified by an officer of Willis, setting forth: (1) each client's name and address; (2) the client's insurer(s), product line(s) and policy(ies) purchased and policy number(s); (3) the amount the client paid in premiums or consulting fees for each such policy; (4) for each such policy, the amount of contingent commission or override revenue recorded by Willis during the Relevant Period attributable to that policy, in accordance with a calculation approved by the Attorney General and the Superintendent; and (5) the amount of contingent commission or override revenue each client is eligible to receive for each such policy and in the aggregate for all such policies pursuant to this Assurance; and (c) by August 20, 2005, send a notice, subject to the approval of the Attorney General and the Superintendent, to each client eligible to be paid from the Fund, setting forth items (2) through (5), above, and stating that the amount paid may increase if there is less than full participation by eligible clients in the Fund. For the purposes of this paragraph, "U.S. policyholder clients" means U.S.-domiciled policyholder clients and policyholder clients who retained Willis's U.S. offices to place, renew, consult on or service insurance.

          3.     Clients eligible to receive a distribution from the Fund shall have until December 20, 2005 to request a distribution. Eligible clients who voluntarily elect to receive a cash distribution (the "Participating Policyholders") shall tender a release in the form attached hereto as Exhibit 1. In the event that any eligible client elects not to participate or otherwise does not respond (the "Non-Participating Policyholders"), that client's allocated share may be used by Willis to satisfy any pending or other claims asserted by policyholders relating to these matters. In no event shall a distribution be made from the Fund to any other policyholder until all Participating Policyholders have been paid the full aggregate amount due as calculated pursuant to ¶ 2 above; nor shall the total payments from the Fund to any Non-Participating Policyholder exceed 80% of that Non-Participating Policyholder's original allocated share. If any funds remain in the fund as of February 20, 2006, any such funds shall be distributed on a pro rata basis to the Participating Policyholders.

          4.     In no event shall any of the funds in the Fund be used to pay attorney fees.

          5.     On February 1, 2006, Willis shall pay proportionally to each Participating Policyholder as much of that Participating Policyholder's aggregate share of the Fund as possible with the monies then available in the Fund pursuant to a calculation approved by the Attorney General and the Superintendent. On or before March 15, 2006 Willis shall file a report with the Attorney General and the Superintendent, certified by an officer of Willis, listing all amounts paid from the Fund.

  BUSINESS REFORMS

          6.     Within sixty (60) days of the effective date of this Assurance and the Stipulation, Willis shall undertake (to the extent not already undertaken) the following business reforms.

        A.    Permissible Forms of Compensation

          7.     In connection with its insurance brokerage, agency, producing, consulting and other services in placing, renewing, consulting on or servicing any insurance policy, Willis shall accept only: a specific fee to be paid by the client; a specific percentage commission on premium to be paid by the insurer set at the time of purchase, renewal, placement or servicing of the insurance policy; or a combination of both. Willis shall accept no such commissions unless, before the binding of any such policy: (a) Willis in plain, unambiguous written language fully discloses such commissions, in either dollars or percentage amounts; and (b) the U.S. client consents in writing. Nothing in this paragraph relieves Willis of complying with additional requirements imposed by law, including the requirements for written documentation relating to fees paid directly by clients. Willis may not retain interest earned on premiums collected on behalf of insurers without prior notification to the client, and only when such retention is consistent with the requirements of, and is permitted by, applicable law.

          8.     Willis shall not hereafter, except as set forth in the preceding paragraph, directly or indirectly accept or request any thing of material value from an insurance company including, but not limited to, money, credits, loans, forgiveness of principal or interest, vacations, prizes, gifts or the payment of employee salaries or expenses (hereinafter collectively "Compensation").

        B.    Prohibition of Contingent Compensation

          9.     In placing, renewing, consulting on or servicing any insurance policy, Willis shall not directly or indirectly accept from or request of any insurer any Contingent Compensation. For purposes of this Assurance, Contingent Compensation is any Compensation contingent upon Willis's: (a) placing a particular number of policies or dollar value of premium with the insurer, (b) achieving a particular level of growth in the number of policies placed or dollar value of premium with the insurer, (c) meeting a particular rate of retention or renewal of policies in force with the insurer, (d) placing or keeping sufficient insurance business with the insurer to achieve a particular loss ratio or any other measure of profitability, (e) providing preferential treatment in the placement process, including but not limited to the giving of last looks, first looks, rights of first refusal, or limiting the number of quotes sought from insurers for insurance placements, or (f) obtaining anything else of material value for the insurer.

        C.    Prohibition of "Pay-To-Play" Arrangements

          10.   In placing, renewing, consulting on or servicing any insurance policy, Willis shall not directly or indirectly accept from or request of any insurer any Compensation in connection with Willis's selection of insurance companies from which to solicit bids for its clients.

        D.    Prohibition of "Bid-Rigging" Arrangements

          11.   In placing, renewing, consulting on or servicing any insurance policy, Willis shall not directly or indirectly knowingly accept from or request of any insurer any false, fictitious, inflated, artificial, "B" or "throw away" quote or indication, or any other quote or indication except for a quote or indication that represents the insurer's best evaluation at the time when the quote or indication is given of the minimum premium the insurer would require to bind the insurance coverage desired by Willis's client. Nothing herein shall preclude Willis from accepting or requesting any bona fide quote or indication.

        E.    Prohibition of Reinsurance Brokerage "Leveraging"

          12.   In placing, renewing, consulting on or servicing any insurance policy, Willis shall not directly or indirectly accept from or request of any insurer any promise or commitment to use any of Willis's brokerage, agency, producing or consulting services, including reinsurance brokerage, agency or producing services, contingent upon any of the factors listed in ¶ 9 (a)-(f), above.

        F.     Prohibition of Inappropriate Use of Wholesalers

          13.   In placing, renewing, consulting on or servicing any insurance policy, Willis shall not directly or indirectly knowingly place, renew, consult on or service its clients' insurance business through a wholesale broker unless agreed to by the client after full disclosure of (a) the Compensation received or to be received by Willis, (b) any Willis interest in or contractual agreements with the wholesaler, and (c) any alternatives to using a wholesaler.

        G.    Mandated Disclosures to Clients

          14.   Willis in placing, renewing, consulting on or servicing any insurance policy shall in writing: (a) prior to binding, disclose to each client all quotes and indications sought and all quotes and indications received by Willis in connection with the coverage of the client's risk with all terms, including but not limited to any Willis interest in or contractual agreements with any of the prospective insurers, and all Compensation to be received by Willis for each quote, in dollars if known at that time or as a percent of premium if the dollar amount is not known at that time, from any insurer or third party in connection with the placement, renewal, consultation on or servicing of insurance for that client; (b) provide disclosure to each client and obtain written consent in accordance with ¶ 7 of this Assurance for each client, and (c) disclose to each client at the end of each year all Compensation received during the preceding year or contemplated to be received from any insurer or third party in connection with the placement, renewal, consultation on or servicing of that client's policy.

        H.    Standards of Conduct and Training

          15.   Willis shall implement company-wide written standards of conduct regarding Compensation from insurers, consistent with the terms of this Assurance, subject to approval of the Superintendent, which implementation shall include, inter alia, appropriate training of relevant employees, including but not limited to training in business ethics, professional obligations, conflicts of interest, anti-trust and trade practices compliance, and record keeping.

          16.   Willis shall not place its own financial interest ahead of its clients' interests in determining the best available insurance product or service for its clients. Willis shall communicate with its clients in sufficient detail to enable them to make informed choices on insurance products or services, and shall provide complete and accurate information to prospective and current clients on all proposals and bids received from insurers, including the amount of Compensation or other things of value that were or will be paid to Willis by each insurer.

        I.     Prohibition Against Violating New York Law

          17.   Willis shall not directly or indirectly engage or attempt to engage in violations of Executive Law § 63 (12), the Donnelly Act (Gen. Bus. Law § 340 et seq.), the Martin Act (Gen. Bus. Law § 352-c) and the New York Insurance Law, including without limitation, Article 24, Unfair Methods of Competition and Unfair and Deceptive Acts and Practices (Insurance Law § 2401 et seq.).

        J.     Limitation on Extraterritorial Effect

          18.   The provisions of paragraphs 7 through 16 shall apply only to those Willis entities that (a) service clients domiciled in the United States; (b) place, renew, consult on or provide services for policies covering risks in the United States; or (c) are, themselves, domiciled in the United States.

  MONITORING COMPLIANCE AND REPORTING

          19.   Willis shall establish a Compliance Committee of the Board of Directors of Willis which shall monitor Willis's compliance with the standards of conduct regarding Compensation from insurers and shall report on a quarterly basis to the Board of Directors the results of its monitoring activities for a period of five (5) years from the effective date of this Assurance.

          20.   Willis shall maintain a record of all complaints received concerning any Compensation from an insurer which shall be provided to the Compliance Committee of the Board of Directors with the Compliance Committee's quarterly report and to the Superintendent annually commencing from the effective date of this Assurance.

          21.   The Board of Directors of Willis shall file annual reports with the Superintendent on compliance with the standards of conduct regarding Compensation arrangements for five (5) years commencing in December 2005, which shall also include the amount of each form of Compensation received by Willis from each insurer with which it placed insurance during the preceding year.

  COOPERATION WITH THE ATTORNEY GENERAL

          22.   Willis shall fully and promptly cooperate with the Attorney General with regard to his Investigation, and related proceedings and actions, of any other person, corporation or entity, including but not limited to Willis's current and former employees, concerning the insurance industry. Willis shall use its best efforts to ensure that all its officers, directors, employees, and agents also fully and promptly cooperate with the Attorney General in his Investigation and related proceedings and actions. Cooperation shall include without limitation: (a) production voluntarily and without service of subpoena of any information and all documents or other tangible evidence reasonably requested by the Attorney General, and any compilations or summaries of information or data that the Attorney General reasonably requests be prepared; (b) without the necessity of a subpoena, having Willis's officers, directors, employees and agents attend any proceedings at which the presence of any such persons is requested by the Attorney General and having such persons answer any and all inquiries that may be put by the Attorney General (or any of the Attorney General's deputies, assistants or agents) to any of them at any proceedings or otherwise ("proceedings" include but are not limited to any meetings, interviews, depositions, hearings, grand jury hearing, trial or other proceedings); (c) fully, fairly and truthfully disclosing all information and producing all records and other evidence in its possession relevant to all inquiries reasonably made by the Attorney General concerning any fraudulent or criminal conduct whatsoever about which it has any knowledge or information; (d) in the event any document is withheld or redacted on grounds of privilege, work-product or other legal doctrine, a statement shall be submitted in writing by Willis indicating: (1) the type of document; (2) the date of the document; (3) the author and recipient of the document; (4) the general subject matter of the document; (5) the reason for withholding the document; and (6) the Bates number or range of the withheld document. The Attorney General may challenge such claim in any forum of its choice and may, without limitation, rely on all documents or communications theretofore produced or the contents of which have been described by Willis, its officers, directors, employees, or agents; and (e) Willis shall not jeopardize the safety of any investigator or the confidentiality of any aspect of the Attorney General's Investigation, including sharing or disclosing evidence, documents, or other information with others during the course of the investigation, without the consent of the Attorney General. Nothing herein shall prevent Willis from providing such evidence to other regulators, or as otherwise required by law.

          23.   Willis shall comply fully with the terms of this Assurance. If Willis violates the terms of ¶ 22 in any material respect, as determined solely by the Attorney General: (a) the Attorney General may pursue any action, criminal or civil, against any entity for any crime it has committed, as authorized by law, without limitation; (b) as to any criminal prosecution brought by the Attorney General for violation of law committed within six years prior to the date of this Assurance or for any violation committed on or after the date of this Assurance, Willis shall waive any claim that such prosecution is time barred on grounds of speedy trial or speedy arraignment or the statute of limitations.

  COOPERATION WITH THE SUPERINTENDENT

          24.   Willis shall be subject to annual examination by the Superintendent for five (5) years at Willis' expense beginning in 2005. Willis shall fully cooperate with the Superintendent in such examinations. Willis shall additionally provide private secure office space, photocopying equipment and any other administrative or clerical resources necessary to assist in any examination, as well as all relevant data, provided upon request by the Superintendent in electronic or computerized format. The Superintendent may coordinate such examinations with other states.

  OTHER PROVISIONS

          25.   Willis shall not seek or accept, directly or indirectly, indemnification pursuant to any insurance policy, with regard to any or all of the amounts payable pursuant to this Assurance.

          26.   The Attorney General will not initiate a case against Willis related to the matters uncovered to date relating to the subject matter of this Assurance, or the subject matter of any subpoena sent to Willis as of the date of this Assurance by the Attorney General's Investigation.

          27.   Neither this Assurance nor the Stipulation is intended to disqualify Willis, or any current employees of Willis, from engaging in any business in New York or in any other jurisdiction. Nothing in this Assurance or the Stipulation shall relieve Willis's obligations imposed by any applicable state insurance law or regulations or other applicable law.

          28.   This Assurance shall not confer any rights upon any persons or entities besides the Attorney General and Willis.

          29.   Willis agrees not to take any action or to make or permit to be made any public statement denying, directly or indirectly, any of the Attorney General's or the Superintendent's findings in this Assurance or the Stipulation or creating the impression that the findings are without factual basis. Nothing in this paragraph affects Willis's (a) testimonial obligations or (b) right to take legal or factual positions in defense of litigation or in defense of other legal proceedings in which the Attorney General is not a party.

          30.   Willis shall maintain custody of, or make arrangements to have maintained, all documents and records of Willis related to this matter for a period of not less than six (6) years.

          31.   The Attorney General may make such application as appropriate to enforce or interpret the provisions of this Assurance, or in the alternative, maintain any action, either civil or criminal, for such other and further relief as the Attorney General may determine is proper and necessary for the enforcement of this Assurance. If compliance with any aspect of this Assurance proves impracticable, Willis reserves the right to request that the parties modify the Assurance accordingly.

          32.   In any application or in any such action, facsimile transmission of a copy of any papers to current counsel for Willis shall be good and sufficient service on Willis unless Willis designates, in a writing to the Attorney General, another person to receive service by facsimile transmission.

          33.   Facsimile transmission of a copy of this Assurance to counsel for each defendant shall be good and sufficient service on Willis.

          34.   This Assurance shall be governed by the laws of the State of New York without regard to conflict of laws principles.

          35.   This Assurance may be executed in counterparts.

        WHEREFORE, the following signatures are affixed hereto on this    th day of April, 2005.

ELIOT SPITZER, ESQ.	SULLIVAN & CROMWELL LLP
By:
Attorney General State of New York 120 Broadway, 25th Floor New York, NY 10271	Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004
Attorneys for
WILLIS GROUP HOLDINGS LTD, WILLIS NORTH AMERICA INC. and WILLS OF NEW YORK, INC.
William P. Bowden Jr., Esq. General Counsel Willis Group Holdings Limited

EXHIBIT 1

GENERAL RELEASE

        This RELEASE (the "Release") is executed this    day of            , 2005 by RELEASOR (defined below) in favor of RELEASEE (defined below).

DEFINITIONS

        "RELEASOR" refers to [fill in name                        ] and any of its affiliates, subsidiaries, associates, general or limited partners or partnerships, predecessors, successors, or assigns, including, without limitation, any of their respective present or former officers, directors, trustees, employees, agents, attorneys, representatives and shareholders, affiliates, associates, general or limited partners or partnerships, heirs, executors, administrators, predecessors, successors, assigns or insurers acting on behalf of RELEASOR.

        "RELEASEE" refers to Willis Group Holdings LTD and any of its subsidiaries, affiliates, associates, general or limited partners or partnerships, predecessors, successors, or assigns, including, without limitation, any of their respective present or former officers, directors, trustees, employees, agents, attorneys, representatives and shareholders, affiliates, associates, general or limited partners or partnerships, heirs, executors, administrators, predecessors, successors, assigns or insurers (collectively, "Willis").

        "Assurance" refers to a certain Assurance between Willis and the Attorney General of the State of New York ("NYAG") dated February    , 2005, relating to an investigation commenced against Willis by NYAG.

RELEASE

        1.     In consideration for the total payment of $                        in accordance with the terms of the Assurance, RELEASOR does hereby fully release, waive and forever discharge RELEASEE from any and all claims, demands, debts, rights, causes of action or liabilities whatsoever, including known and unknown claims, now existing or hereafter arising, in law, equity or otherwise, whether under state, federal or foreign statutory or common law, and whether possessed or asserted directly, indirectly, derivatively, representatively or in any other capacity (collectively, "claims"), to the extent any such claims are based upon, arise out of or relate to, in whole or in part, any of the allegations, acts, omissions, transactions, events, types of conduct or matters that are the subject of the Attorney General's Investigation, except for claims which are based upon, arise out of or relate to the purchase or sale of Willis securities.

        2.     In the event that the total payment referred to in paragraph 1 is not made for any reason, then this RELEASE shall be deemed null and void, provided that any payments received by RELEASOR shall be credited to Willis in connection with any claims that RELEASOR may assert against Willis, or that are asserted on behalf of RELEASOR or by a class of which RELEASOR is a member, against Willis.

        3.     This RELEASE may not be changed orally and shall be governed by and interpreted in accordance with the internal laws of the State of New York, without giving effect to choice of law principles, except to the extent that federal law requires that federal law governs. Any disputes arising out of or related to this RELEASE shall be subject to the exclusive jurisdiction of the Supreme Court of the State of New York or, to the extent federal jurisdiction exists, the United States District Court for the Southern District of New York.

        4.     Releasor represents and warrants that the claims have not been sold, assigned or hypothecated in whole or in part.

Dated:
RELEASOR:
By:
Print Name:
Title:

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  EXHIBIT 10.25